For Release:        March 23, 2005 9:00am EST

American Water Star, Inc. has Acquired the Nevada Division of Colorado River Distributors

Las Vegas - (BUSINESS WIRE) - March 22, 2005 - American Water Star, Inc., (AMEX: AMW - News) a publicly traded company located in Las Vegas, Nevada, is pleased to announce that AMW has acquired the Nevada operations of Colorado River Distributors (CRD). The operations of CRD have been consolidated with AMW's current operations in Las Vegas.

AMW anticipates the acquisition of CRD combined with its's current Las Vegas distribution will generate approximately $4.3 million in annual sales from the Las Vegas area alone.

The acquisition of CRD expands the product lines offered by AMW to include Arrowhead water, Coca Cola products, Gatorade products and Tropicana products. AMW, through the acquisition of CRD, will now supply beverages to over 450 new accounts including CVS Pharmacy, Walgreens, Savon Drugs, Vons Food & Drug and a number of other major retailers in the Las Vegas, Nevada area.

"This acquisition brings a solid base of business to the Las Vegas market. Over the next twelve months, the Las Vegas market has the potential to generate between $8 - $10 million in annual sales. In addition, CRD's California division anticipates distributing in excess of $1 million of AMW beverages during the next 12 month period," stated Roger Mohlman, CEO of AMW.

About: American Water Star, Inc.:

American Water Star, Inc. ("AMW") is a publicly traded company and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of four branded beverages: Geyser Sport; Geyser Fruit; Geyser Fruta; and Hawaiian Tropic. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages. Our Hawaiian Tropic products feature sugar-free, no carbohydrate, caffeine-free, sodium-free tropical drinks offered in four flavors.

Forward-looking statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and its present expectations or projections. These risks include, but are not limited to, any benefits derived from the acquisition of Colorado River Distributors' Nevada Division; actual distribution of product lines within the Las Vegas area market; the actual amount of annual sales as a result of the acquisition; the actual amount of sales to be derived from the Las Vegas market; the ability of Colorado River Distributors' California Division to distribute AMW's beverages during the next twelve months and the actual dollar amount of sales; the success of AMW's products in the California market; AMW's ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in AMW's filings with the SEC, including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AMW undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star Inc.	Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036	Jens Dalsgaard, 415-884-0348